Exhibit 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

CABOT OIL & GAS CORPORATION

Adopted: May 23, 2021

The Bylaws of Cabot Oil & Gas Corporation (the “Corporation”), as amended and restated on July 27, 2016 (the “Bylaws”), having received the requisite approval from the Board of Directors under Article XXXIX of the Bylaws, shall be amended as follows, effective immediately:

A new Article XL shall be added to the Bylaws, as follows:

ARTICLE XL

Exclusive Forum for Adjudication of Disputes

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or these Bylaws or the Certificate of Incorporation of the Corporation (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine or asserting an “internal corporate claim” (as that term is defined in Section 115 of the General Corporation Law of the State of Delaware) (any action, proceeding or claim described in clauses (i) through (iv) being referred to as a “Covered Action”) shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the U.S. Federal District Court for the District of Delaware).

If any Covered Action is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by law, be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article XL (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Corporation consents in writing to the selection of an alternative forum, the Federal District Courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XL.